JAMES E. CRADDOCK JOINS ROSETTA
AS VICE PRESIDENT OF DRILLING AND PRODUCTION OPERATIONS

HOUSTON, Texas, April 1, 2008 (PRIME NEWSWIRE) -- Rosetta Resources Inc. (“Rosetta”)(Nasdaq:ROSE) today announced that James E. Craddock will join the Company as Vice President of Drilling and Production Operations, effective April 15, 2008.

Prior to joining Rosetta, Mr. Craddock was Chief Operating Officer for BPI Energy, Inc., an E&P start-up company focused on coalbed methane development.  Mr. Craddock began his industry career with Superior Oil Company in 1981 and then assumed a broad range of technical, operational and strategic roles with Burlington Resources and its predecessor companies over more than twenty years.  At Burlington, he held a series of positions of increasing responsibility, most recently as Chief Engineer.  Mr. Craddock has extensive experience in production operations, reservoir and production engineering, and unconventional gas and oil exploitation.

Randy Limbacher, Rosetta’s President and CEO, commented, “Jim brings very unique skills and experience to our company. His background in virtually all aspects of the E&P business and his proven leadership ability are tremendous additions to Rosetta. Jim joins a strong existing workforce that is highly focused on growth and value creation.”

Mr. Craddock received a Bachelor of Science degree in Mechanical Engineering from Texas A&M University.

In this newly created role, Mr. Craddock will work closely with John Clayton, whose appointment as Vice President, Asset Operations for Rosetta was recently announced. Mr. Craddock will have responsibility for all aspects of operations, including drilling, completions, procurement, production operations and reporting, as well as responsibility for a new chief engineering function. Mr. Clayton will be responsible for the geology, geophysical, technical land and reservoir engineering functions. Accordingly, Mr. Clayton’s title will now become Vice President, Asset Development.

Rosetta Resources Inc. is an independent oil and gas company engaged in the acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

Forward-Looking Statements:
All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, which are more fully described in Rosetta Resources Inc.'s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These risks, uncertainties and assumptions could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Investor Contact:

Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com

Media Contact:
Clint Woods
Vice President
Pierpont Communications
(713) 627-2223 x 1119
cwoods@piercom.com